Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
From:	Christy Stoner
Uwharrie Capital Corp
704-991-1138
Date:	August 4, 2011

Albemarle - Uwharrie Capital Corp and its subsidiary banks: Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust reported consolidated total assets of $521.4 million at June 30, 2011 versus $535.4 million at December 31, 2010. Net income for the six month period ended June 30, 2011 was $918 thousand versus $870 thousand for the same period in 2010. For each of the six months ended June 30, 2011 and June 30, 2010, net income available to shareholders was $595 thousand and $547 thousand respectively. Net income available to shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three month period ended June 30, 2011 was $709 thousand versus $331 thousand for the same period in 2010. For each of the three months ended June 30, 2011 and June 30, 2010, net income available to shareholders was $548 thousand and $170 thousand respectively. The increase in earnings was attributable to a decrease in the loan loss provision coupled with gains realized from the investment portfolio. Management realized these gains as part of the process to shorten the average life of the investment portfolio.

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Bank of Stanly, Anson Bank and Trust, Cabarrus Bank and Trust, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

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